BNP RESIDENTIAL PROPERTIES, INC.                                 Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman & Chief Financial Officer
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                   BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES
                 OPERATING RESULTS FOR THE FIRST QUARTER OF 2004


Charlotte, North Carolina
May 4, 2004

BNP Residential Properties, Inc. (AMEX: BNP) today announced operating results for the quarter ended March 31, 2004.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 20 apartment communities containing a total of 4,859 units and provides third-party management services for 8 apartment communities containing a total of 2,061 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

Operating Results:

                          See Tabular Information Below

Results of Operations

Funds From Operations: Funds from operations of the operating partnership for the first quarter of 2004 increased by 14.3% to $2.7 million from $2.4 million in the first quarter of 2003. FFO per diluted share was $0.33 per share compared to $0.31 per share in 2003, an increase of 6.3%. (See also "Non-GAAP Information" below)

Funds Available for Distribution: Funds available for distribution for the first quarter of 2004 totaled $2.5 million, an increase of 16.7% compared to 2003. (See also "Non-GAAP Information" below)

Net Income: Net income for the first quarter of 2004 increased by 155.9% to $373,000 compared to $146,000 in 2003. On a diluted basis, net income available to common shareholders was $0.02 per common share for the first quarter of 2004 compared to $0.00 per common share in 2003.

Revenues: Total revenue in the first quarter of 2004 was $11.2 million, an increase of 9.6% compared to 2003. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 91.5% of total revenue in the first quarter of 2004 compared to 90.2% in 2003. Restaurant rental income was 8.5% of total revenue in the first quarter of 2004 as compared to 9.8% in 2003.

Apartments: Apartment rental income in the first quarter of 2004 was $10.1 million, an increase of 13.1% compared to 2003. This increase was attributable to the acquisition of two apartment communities in 2003, as well as increased rental income at all apartment communities. For the first quarter, average economic occupancy for all apartments was 94.9% in 2004 compared to 90.9% in 2003. Average monthly revenue per occupied unit for all apartments was $727 in 2004 compared to $732 in 2003.

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

On a same units basis, apartment revenue increased by 4.5% in the first quarter of 2004, reflecting improved apartments performance. On a same units basis, average economic occupancy was 95.1% for the first quarter of 2004 compared to 90.9% for 2003. Average monthly revenue per occupied unit for the same units was $731 in the first quarter of 2004 compared to $732 in 2003.

Restaurants: Restaurant rental income in the first quarter of 2004 declined from 2003 by 4.2% to $957,000. The decrease was the result of the sale of two restaurant properties in 2003. Restaurant rental income for both 2004 and 2003 was the minimum rent. "Same store" sales at our restaurant properties increased by 16.0% in the first quarter of 2004 compared to 2003.

Other Income: Management fee income for the first quarter of 2004 decreased to $198,000 from $227,000 in 2003. This decrease is attributable to the termination of management contracts for several smaller properties in the first quarter of 2003.

Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $10.8 million in the first quarter of 2004, an increase of 7.3% compared to 2003.

Apartment operations expense (the direct costs of on-site operations) was $3.9 million in the first quarter of 2004, an increase of 11.2% compared to 2003. The increase reflects the addition of two apartment communities in 2003. On a same units basis, apartment operations expense was flat. Apartment operations expense represented 38.4% of related apartment rental income for the first quarter of 2004 compared to 39.1% in 2003.

Apartment administrative expense (the costs associated with oversight, accounting and support of the Company's apartment management activities for both owned and third party properties) was $426,000 in the first quarter of 2004 compared to $327,000 in 2003. Corporate administration expense was $666,000 in the first quarter of 2004 compared to $687,000 in 2003.

Operating expenses for restaurant properties are insignificant because the restaurant properties' triple-net lease arrangement requires the lessee to pay virtually all of the expenses associated with the restaurant properties.

Depreciation and amortization totaled $2.6 million in the first quarter of 2004, an increase of 9.2% compared to 2003. This increase reflects two property acquisitions in 2003 as well as additions and replacements at other communities.

Interest expense was $3.2 million in the first quarter of both 2004 and 2003.

Dividend: On April 21, 2004, the Board of Directors declared a regular quarterly dividend in the amount of $0.25 per share to be paid on May 17, 2004, to shareholders of record on May 3, 2004. The Board of Directors also declared a preferred quarterly dividend in the amount of $0.275 per share to be paid on May 17, 2004 to the preferred shareholder of record on May 3, 2004.

Outlook: By virtually any measure we had a very good first quarter. As a result of continued improvement in apartment operations, funds from operations, funds available for distribution and earnings per share all increased by significant amounts as compared to the first quarter of 2003.

The improvement in apartment operating results in the first quarter was primarily the result of a 4.5% increase in same unit occupancy at our apartment communities. With occupancy at our apartment properties averaging approximately 95% for the first quarter; we have essentially attained our occupancy goals. Going forward the issue will be whether we can maintain this level of occupancy while beginning to raise rents. While we are comfortable that we will be able to hold occupancy at current levels, we are not as certain of our ability to meaningfully increase rents over the short-term. The markets in which we own and operate apartment properties appear to have begun to recover from the over-building, job losses and torpid economy that have so adversely effected apartment operations for the past couple of years, but it is too early to say with any certainty how strong or how long this recovery will be.

In addition to the improvement in apartment operating results, sales at our restaurant properties continued to show dramatic increases during the first quarter with same store sales improving by slightly more than 16%. While this improvement did not result in our receiving increased restaurant rental revenue, it is certainly encouraging that our restaurant operator may have found in the "Thickburger" an answer to stem years of declining sales.

Over the coming months, we intend to continue to improve both the size and quality of our portfolio. To help insure that we would have sufficient funds to take advantage of opportunities to acquire new apartment properties and to improve our existing communities, we raised $13.8 million in new equity from a number of institutional investors during the first quarter.

We are optimistic about the future of our properties, our markets and our company. We believe we have the plan, focus and personnel to maximize the opportunities presented to us.

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

Non-GAAP Information: Funds from operations is frequently referred to as "FFO." FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as "net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures." Our calculation of FFO is consistent with FFO as defined by NAREIT. Because we hold all of our assets in and conduct all of our operations through the Operating Partnership, we measure FFO at the operating partnership level (i.e., before minority interest).

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation from - or "adds it back" to - GAAP net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.

Funds available for distribution is frequently referred to as "FAD." We calculate FAD as FFO plus non-cash expense for amortization and write-off of unamortized loan costs, less recurring capital expenditures. We believe that, together with net income and cash flows, FAD provides investors with an additional measure to evaluate the ability of the Operating Partnership to incur and service debt, to fund acquisitions and other capital expenditures, as well as to fund distributions to shareholders and minority unitholders.

Funds from operations and funds available for distribution do not represent net income or cash flows from operations as defined by generally accepted accounting principles. You should not consider FFO or FAD to be alternatives to net income as reliable measures of the company's operating performance; nor should you consider FFO or FAD to be alternatives to cash flows from operations as measures of liquidity.

Funds from operations and funds available for distribution do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO and FAD do not represent cash flows from operating, investing or financing activities as defined by generally accepted accounting principles. Further, FFO and FAD as disclosed by other REITs might not be comparable to our calculation of FFO or FAD.

Additional Information: More information may be obtained by calling our corporate offices at (704) 944-0100 or on our web site at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

Forward Looking Statement Disclosure: This press release includes forward-looking statements concerning the company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors identified in our annual report on Form 10-K for the year ending December 31, 2003.


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



BNP Residential Properties, Inc.
-------------------------------------------------------------------------
Consolidated Statements of Operations and Funds from Operations (unaudited) All amounts in thousands, except per share data


                                                                        Three months ended
                                                                             March 31
                                                               --------------------------------------
                                                                    2004                  2003
                                                               ----------------     -----------------
Revenues
Apartment rental income                                               $ 10,053               $ 8,886
Restaurant rental income                                                   957                   999
Management fee income                                                      198                   227
Interest and other income                                                   23                   130
                                                               ----------------     -----------------
                                                                        11,231                10,243
Expenses
Apartment operations                                                     3,862                 3,474
Apartment administration                                                   426                   327
Depreciation and amortization                                            2,628                 2,406
Corporate administration                                                   666                   687
Interest                                                                 3,240                 3,196
                                                               ----------------     -----------------
                                                                        10,823                10,090
                                                               ----------------     -----------------
Income before minority interest                                            408                   152
less minority interest in operating partnership                            (35)                   (7)
                                                               ----------------     -----------------
Net income                                                                 373                   146
less cumulative preferred dividend                                        (250)                 (125)
                                                               ----------------     -----------------
Income available to Common Shareholders                               $    123              $     21
                                                               ================     =================

Income before minority interest                                       $    408              $    152
less cumulative preferred dividend                                        (250)                 (125)
add depreciation                                                         2,540                 2,333
                                                               ----------------     -----------------
Funds from operations                                                 $  2,698              $  2,361
                                                               ================     =================

Funds from operations                                                 $  2,698              $  2,361
less recurring capital expenditures                                       (275)                 (282)
add amortization of deferred loan costs                                     88                    73
                                                               ----------------     -----------------
Funds available for distribution                                      $  2,511              $  2,152
                                                               ================     =================

Per common share amounts - basic:
   Net income                                                         $   0.06              $   0.02
                                                               ================     =================
   Income available to common shareholders                            $   0.02              $   0.00
                                                               ================     =================
Per common share amounts - diluted:
   Net income                                                         $   0.05              $   0.02
                                                               ================     =================
   Income available to common shareholders                            $   0.02              $   0.00
                                                               ================     =================
   Funds from operations                                              $   0.33              $   0.31
                                                               ================     =================




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






Consolidated Statements of Operations and Financial Results (unaudited) - continued
All amounts in thousands, except per share data


                                                                                    Three months ended
                                                                                         March 31
                                                                           ---------------- --- -----------------
                                                                                2004                  2003
                                                                           ---------------- --- -----------------
Weighted average shares and units outstanding:
   Preferred B shares and units                                                        909                   455
                                                                           ================     =================
   Common shares                                                                     6,406                 5,839
   Operating Partnership minority units                                              1,841                 1,844
                                                                           ----------------     -----------------
      Common shares and minority units                                               8,247                 7,684
                                                                           ================     =================




We calculated basic and diluted per common share amounts using the following:

Numerators:
For basic per common share amounts -
   Net income                                                                      $   373               $   146
   less cumulative preferred dividend                                                 (250)                 (125)
                                                                           ----------------     -----------------
   Income available to common shareholders - basic                                 $   123               $    21
                                                                           ================     =================

For diluted per common share amounts -
   Income before minority interest                                                 $   408               $   152
   less cumulative preferred dividend                                                 (250)                 (125)
                                                                           ----------------     -----------------
   Income available to common shareholders - diluted                               $   158               $    27
                                                                           ================     =================

   Income before minority interest                                                 $   408               $   152
   less cumulative preferred dividend                                                 (250)                 (125)
   add depreciation                                                                  2,540                 2,333
                                                                           ----------------     -----------------
   Funds from operations                                                           $ 2,698               $ 2,361
                                                                           ================     =================

Denominators:
 For basic per common share amounts -
    Weighted average common shares outstanding                                       6,406                 5,839
 Effect of potentially dilutive securities:
    Convertible Operating Partnership units                                          1,841                 1,844
    Stock options (1)                                                                   15                     3
                                                                           ----------------     -----------------
 For diluted per share amounts -
    Adjusted weighted average common shares
       and assumed conversions                                                       8,262                 7,687
                                                                           ================     =================

(1) Includes only dilutive stock options.

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





BNP Residential Properties, Inc.
Consolidated Balance Sheets


                                                                       March 31                     December 31
                                                                         2004                          2003
                                                               --------------------------    --------------------------
                                                                      (Unaudited)
Assets
Real estate investments at cost:
   Apartment properties                                                $     300,164,836              $    299,661,224
   Restaurant properties                                                      37,405,385                    37,405,385
                                                               --------------------------    --------------------------

                                                                             337,570,221                   337,066,609

   Less accumulated depreciation                                             (58,537,237)                  (56,052,569)
                                                               --------------------------    --------------------------

                                                                             279,032,984                   281,014,040

Cash and cash equivalents                                                      1,192,405                       564,426
Other assets                                                                   3,858,649                     3,308,127
Notes receivable, net of reserve                                                 100,000                       100,000
Intangible related to acquisition of
management operations, net                                                     1,115,088                     1,115,088
Deferred financing costs, net                                                  1,050,810                     1,098,025
                                                               --------------------------    --------------------------
Total assets                                                           $     286,349,936              $    287,199,706
                                                               ==========================    ==========================

Liabilities and Shareholders' Equity
Deed of trust and other notes payable                                  $     216,438,372              $    229,714,263
Accounts payable and accrued expenses                                          2,486,745                     1,408,659
Deferred revenue and security deposits                                         1,303,755                     1,343,999
Deferred credit for interest defeasance, net                                      26,240                       104,960
                                                               --------------------------    --------------------------
                                                                             220,255,112                   232,571,881


Minority interest in Operating Partnership                                    15,470,003                    15,894,909
Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000
     shares authorized, 909,090 shares issued
     and outstanding at March 31, 2004, 909,090
     shares issued and outstanding at December 31, 2003                       10,000,000                    10,000,000
   Common stock, $.01 par value, 100,000,000 shares
     authorized, 7,098,698 shares issued and outstanding
     at March 31, 2004, 5,907,133 shares issued and
     outstanding at December 31, 2003                                             70,987                        59,071
   Additional paid-in capital                                                 84,707,186                    71,473,473
   Distributions in excess of net income                                     (44,153,352)                  (42,799,628)
Total shareholders' equity                                                    50,624,821                    38,732,916
                                                               --------------------------    --------------------------
Total liabilities and shareholders' equity                             $     286,349,936              $    287,199,706
                                                               ==========================    ==========================


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